Exhibit 10.8

                                 Gideon Gartner
                              146 West 57th Street
                            New York, New York 10019


                                December 24, 1998



Giga Information Group, Inc.
One Longwater Circle
Norwell, Massachusetts 02061

Gentlemen:

            This letter is intended to set forth our understanding concerning my future relationship with the Company effective as of January 1, 1999.

            1. I will continue as Chairman of the Board and Founder for so long as I am a director but I will have no duties or responsibilities as an employee other than as set forth in this letter. At the pleasure of the Board, I will continue to act as President and Chief Executive Officer until the Board hires a new Chief Executive Officer (the "CEO").

            2. The Company will seek to hire a new CEO with strong operating experience who will report to the Board, and I will help this process in all respects, although the search responsibility will be carried out by a Search Committee appointed by the Board. While I may state my views to the Board, I will completely support the decision of the Search Committee.

            3. The Board will form a Management Review Committee to serve for approximately one year to review Company operations with members of the management team and to provide the necessary training of the CEO. The Committee will consist of the CEO, Rick Crandall (or, if he is unable to serve, another designee of the Board) and I, and the members will make every effort to optimize their working relationship. The Committee may be discontinued by the Board at such time as the




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                  Board deems appropriate after consultation with the members of the Committee.

            4. I will be a part time employee and I will make myself available to the Company, as requested, for up to 80 business days during the first year of this agreement, which amount of time will be reduced by up to 15% in each year thereafter as determined by the Company after consultation with me. We recognize that during the first several months of this arrangement I may be required to devote more time given the need to identify and hire the new CEO.

                  I will regularly review with the CEO my anticipated services, including annual time estimates, and will cooperate with the CEO in rendering such services as may be reasonably requested by the CEO or by the Board, all subject to the direction and approval of the Board.

             5. As compensation for my services as an employee, I will receive a salary at the rate of $260,000 per annum for the first year, payable in accordance with the Company's regular payroll practices for executives. This rate of compensation will decrease by up to 15% each year thereafter commensurate with my level of availability in the relevant year under Paragraph 4, provided that we may mutually agree in writing to an increase in the level of my service in any year with a commensurate increase in my compensation.

             6. I will continue to receive Company health and related benefits so long as I am an employee, including secretarial support and computer support consistent with my position. Thereafter, I will be entitled to health benefits to supplement those I receive from other sources to match the Company's then current coverage, provided that the Company's annual premium cost shall not exceed $10,000. I will also be afforded the opportunity to obtain fringe benefits comparable to those made available to the CEO on a basis of comparability that recognizes the differences in services and compensation, except that life insurance benefits equivalent to those provided to the CEO will be offered to me. I will be reimbursed for reasonable and necessary business expenses incurred on behalf of the Company in accordance with the Company's customary policies.



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December 24, 1998
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            7.    I will be subject to the same agreements relating to
                  confidentiality of Company information and ownership of proprietary rights as are applicable to executives generally.

            8. This agreement shall continue in full force and effect unless and until terminated by either of us upon not less than 90 days' prior written notice to the other, with or without cause. In the event of termination by the Company, I shall be entitled to receive severance pay in accordance with the Company's standard policy for senior executives and commensurate with my standing as Chairman and Founder.

            9. This agreement shall be governed by the laws of the State of New York applicable to contracts made and performed therein. This agreement may not be modified or amended orally but only by an agreement in writing signed by both of us. The Non-Competition Agreement, dated November 13, 1995, shall remain in full force and effect

            10. I agree that my obligations may not be delegated and that I may not assign, transfer, pledge, hypothecate, encumber or otherwise dispose of any of my rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.





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December 24, 1998
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            If the foregoing is in accordance with your understanding of our arrangement, kindly sign the enclosed copy of this letter where indicated below, whereupon this letter shall constitute an agreement between us.





                                   Sincerely,

                                   /s/ Gideon Gartner
                                   ------------------------------------
                                   Gideon Gartner


Accepted and Agreed to:

GIGA INFORMATION GROUP, INC.

By: /s/ Daniel M. Clarke
   ------------------------------------
   Name: Daniel M. Clarke
   Title: Senior Vice President
   Date: December 24, 1998